Exhibit 12


                EXHIBIT 12.1 - STATEMENT RE: COMPUTATION OF RATIO
                          OF EARNINGS TO FIXED CHARGES
                 AND RATIO OF EARNINGS TO COMBINED FIXED CHARGES

          LIBERTY PROPERTY TRUST / LIBERTY PROPERTY LIMITED PARTNERSHIP
                   (AMOUNTS IN THOUSANDS EXCEPT RATIO AMOUNTS)

                                                                                         YEAR ENDED DECEMBER 31,
                                             NINE MONTHS ENDED      ----------------------------------------------------------------
                                            SEPTEMBER 30, 2001        2000          1999          1998          1997          1996
                                            ------------------      --------      --------      --------      --------      --------
Earnings before fixed charges:
Income before extraordinary item                      $140,334      $181,583      $155,993      $116,677      $ 68,969      $ 37,631
Add: Interest expense                                   80,506       104,229        94,712        74,155        46,521        33,967
     Depreciation expense on cap'd
      interest                                           1,681         1,809         1,396         1,001           650           502
     Amortization of deferred
      financing costs                                    3,086         4,951         4,066         4,462         4,448         4,561

Earnings before fixed charges                         $225,607      $291,687      $257,052      $196,295      $120,588      $ 76,661

Fixed charges:
Interest expense                                        80,506       104,229        94,712        74,155        46,521        33,967
Amortization of deferred financing charges               3,086         4,066         4,951         4,462         4,448         4,561
Capitalized interest                                    16,774        17,784        15,288        16,317        11,802         7,708

Fixed charges                                         $100,366      $126,079      $114,951      $ 94,934      $ 62,771      $ 46,236

Preferred share distributions                            8,250        11,000        11,000        11,000         4,247            --
Preferred unit distributions                             7,959        10,070         3,783            --            --            --

Combined fixed charges                                $116,575      $147,149      $129,734      $105,934      $ 67,018      $ 46,236

Ratio of earnings to fixed charges                        2.25          2.31          2.24          2.07          1.92          1.66

Ratio of earnings to combined fixed
 charges
                                                          1.94          1.98          1.98          1.85          1.80          1.66


Certain amounts from prior periods have been restated to conform to current-period presentation.


                                      II-1